EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

May 31, 2006

Board of Directors

VIASYS Healthcare Inc.

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

Re: VIASYS Healthcare Inc. – Registration Statement for Offering of an Aggregate of 2,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to VIASYS Healthcare Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 2,000,000 shares of the Company’s common stock, par value $0.01 per share, for issuance under the Company’s Equity Incentive Plan, as amended and restated effective January 25, 2006 (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, copies of certain resolutions adopted by the Board of Directors and Stockholders of the Company related to the shares, the Plan, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

Based on such review, we are of the opinion that, if, as and when the shares of the Company’s common stock are issued and sold (and the consideration therefor received) pursuant to (i) the provisions of stock option agreements duly authorized under the Plan and in accordance with the Registration Statement, or (ii) duly authorized direct stock issuances under the Plan effected in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the shares of the Company’s common stock issuable under such plan.

Very truly yours,

/s/ Morgan, Lewis & Bockius

MORGAN, LEWIS & BOCKIUS LLP